EXHIBIT 10.1
Description of the
Series D Out-Performance Program
General
     The New Out-Performance Program of United Dominion Realty Trust, Inc. (the “Company”), was approved by the Company’s stockholders at the Company’s Annual Meeting of Stockholders held on May 3, 2005. Pursuant to the New Out-Performance Program, certain of the Company’s executive officers and other key employees may be given the opportunity to invest in performance shares of United Dominion Realty, L.P., a Delaware limited partnership (“UDR LP”), in which the Company is the sole general partner. On February 10, 2006, the Company’s Board of Directors approved a new series of out-performance partnership shares, or “New OPPSs,” to be issued under the New Out-Performance Program. The new series approved by the Board of Directors is the Series D Out-Performance Partnership Shares, referred to herein as the “Series D OPPSs.” The principal terms of the Series D OPPSs are the principal terms set forth below in the description of the Series D Out-Performance Program and as described in Exhibit 10.01 to the Company’s Current Report on Form 8-K dated May 3, 2005 (Commission File No.1-10524). Like the Company’s previous out-performance programs, the Series D OPPSs are designed to provide participants with the possibility of substantial returns on their investment if the total return of the Company’s common stock exceeds targeted levels, while putting the participants’ investment at risk if the targeted levels are not exceeded. The New Out-Performance Program, including the Series D OPPSs, will be administered by the Compensation Committee of the Company’s Board of Directors.
Purchase Price
     The limited liability company that holds the Series D OPPSs is UDR Out-Performance IV, LLC, a Delaware limited liability company (the “Series D LLC”). The Series D LLC has agreed to sell 830,000 membership units to members of our senior management at a price of $1.00 per unit. The aggregate purchase price of $830,000 is based upon the advice of an independent valuation expert. The valuation took into account that any investment in the Series D OPPSs will become worthless if the targeted Total Return (as defined below) is not achieved and because of the restrictions on transfer and the limited redemption rights provided for with respect to the Series D OPPSs. The Series D LLC has the right, but not the obligation, to repurchase units from members whose employment with the Company terminates and such units may be retained or re-sold by the Series D LLC to selected executive officers or other key employees of the Company.

Participants
     Participants in the Series D OPPSs are as follows:

Participant	Percentage of Units
Thomas W. Toomey	32%
W. Mark Wallis	18%
Christopher D. Genry	10%
Martha R. Carlin	20%
Sara Jo Light	5%
Amount currently unallocated	15%
Measurement Period
     The Company’s performance for the Series D OPPSs will be measured over a 36-month period beginning January 1, 2006. The Series D LLC will have no right to receive distributions or allocations of income or loss, or to redeem those shares prior to the date, referred to as the “Series D Valuation Date,” that is the earlier of (i) the expiration of the measurement period for the series (December 31, 2008), or (ii) the date of a change of control of the Company (defined as a “Transaction” in UDR LP’s Amended and Restated Agreement of Limited Partnership).
Payments to Participants
     The Series D OPPSs will only be entitled to receive distributions and allocations of income and loss if, as of the Series D Valuation Date, the cumulative Total Return of the Company’s common stock during the measurement period is at least the equivalent of a 36% Total Return or 12% annualized (the “Minimum Return”).
     If the threshold is met, holders of the Series D OPPSs will be entitled to begin receiving distributions and allocations of income and loss from UDR LP equal to the distributions and allocations that would be received on a similar number of OP Units, obtained by:
(i) determining the amount by which the cumulative Total Return of the Company’s common stock over the measurement period exceeds the Minimum Return (such excess being the “Excess Return”);
(ii) multiplying 2.0% of the Excess Return by our Market Capitalization; and
(iii) dividing the number obtained in clause (ii) by the market value of one share of the Company’s common stock on the Series D Valuation Date, computed as the volume-weighted average price per day of the Company’s common stock for the 20 trading days immediately preceding the Series D Valuation Date.

     For the Series D OPPSs, the number determined pursuant to clause (ii) in the preceding paragraph is capped at 1% of Market Capitalization. “Market Capitalization” is defined as the average number of shares outstanding over the 36-month period (including common stock, common stock equivalents and OP Units) multiplied by the daily closing price of the Company’s common stock.
     “Total Return” means, for any security and for any period, the cumulative total return for such security over such period, assuming that all cash dividends are reinvested in such security as of the payment date for such dividend based on the security price on the dividend payment date, computed by taking the market value of the accumulated shares at the end of the period (including fractional shares acquired with dividend proceeds) and dividing by the market value of a share at the beginning of the period.
Forfeiture of Investment
     If, on the Series D Valuation Date, the cumulative Total Return of the Company’s common stock does not meet the Minimum Return and there is no Excess Return, then holders of Series D OPPSs will forfeit their initial investment.